FIRST AMENDMENT TO
PURCHASE AGREEMENT

     This First Amendment to Purchase Agreement (this "First Amendment") is made and entered into this 29th day of August 2003 by and between Aerojet-General Corporation, an Ohio corporation ("Purchaser"), and Atlantic Research Corporation, a Delaware corporation ("Seller").

RECITALS

A. Seller and Purchaser entered into that certain Purchase Agreement dated as of May 2, 2003 (the "Purchase Agreement").

B. Pursuant to Section 10.14 of the Purchase Agreement, Seller and Purchaser have agreed to amend the Purchase Agreement as set forth herein.

STATEMENT OF AGREEMENT

     NOW, THEREFORE, in consideration of the foregoing recitals and of the mutual covenants and agreements hereinafter set forth, and intending to be legally bound, the parties hereto hereby agree as follows:

ARTICLE I Definitions

1.01 Certain Definitions. Unless otherwise defined herein, all capitalized terms used herein have the meanings given to them in the Purchase Agreement.

ARTICLE II Amendments to the Purchase Agreement

2.01 Section 2.02(a). Section 2.02(a) is hereby amended by adding clause (xxiv). As amended and restated, clauses (xxii) through (xxiv) of Section 2.02(a) read in their entirety:

"(xxii) pursuant to Purchaser's request, those items of fixed assets located at the Owned Gainesville Real Estate and the Leased Gainesville Real Estate set forth on Exhibit L (the "Excluded Gainesville Fixed Assets");

(xxiii) those items of fixed assets set forth on Schedule 2.02(a)(xxiii) (the "Camden Automotive Fixed Assets"); and

(xxiv) all leased real property, including land, office buildings and manufacturing facilities, of ARC located in Fairfax County, Virginia."

2.02 Section 2.10. Section 2.10 is hereby amended and superseded in all respects by the provisions of this First Amendment. As amended and restated, Section 2.10 reads in its entirety:

"UK Local Agreement. At Closing, Purchaser shall, or shall cause an Affiliate, and Seller shall cause Sequa UK to enter into a UK local agreement in the form of Exhibit I, with such modifications or amendments as the Parties shall approve, each in its sole discretion, with respect to the transfer of the UK Shares and certain matters relating thereto (the "UK Local Agreement")."

       2.03  Section 3.02(f). The first and second sentences of Section 3.02(f) are hereby amended and superseded in all respects by the provisions of this First Amendment. As amended and restated, the first and second sentences of Section 3.02(f) read in their entirety:

"Schedule 3.02(f) of the Disclosure Package sets forth a complete and accurate list of all real property leased by Seller, its Affiliates or the UK Company, other than the Leased Gainesville Real Estate, in connection with the Business (such real property, excluding any real property that is an Excluded Asset, the "Leased Real Property," and together with the Owned Real Estate, the "Real Property"). The Leased Real Property, other than the Leased Gainesville Real Estate and any real property that is an Excluded Asset, constitutes all of the real property leased primarily for the Business."

2.04 Section 3.02(z). Section 3.02 of the Purchase Agreement is hereby amended by adding clause (z). Section 3.02(z) reads in its entirety:

"No Knowledge of Purchaser's Default. As of the date of this Agreement and as of August 28, 2003, Seller has no Knowledge that any of Purchaser's representations and warranties contained in this Agreement or in the Other Agreements are untrue, inaccurate or incomplete or that Purchaser is in default under any term or provision of this Agreement."

       2.05  Section 3.04(j). Section 3.04(j) of the Purchase Agreement is hereby amended and superseded in all respects by the provisions of this First Amendment. As amended and restated, Section 3.04(j) reads in its entirety:

"No Knowledge of Seller's Default. As of the date of this Agreement and as of August 28, 2003, Purchaser has no Knowledge that any of Seller's representations and warranties contained in this Agreement or in the Other Agreements are untrue, inaccurate or incomplete or that Seller is in default under any term or provision of this Agreement."

2.06 Section 5.01(c). Section 5.01(c) is hereby amended and superseded in all respects by the provisions of this First Amendment. As amended and restated, Section 5.01(c) reads in its entirety:

"Consents. All third party consents and approvals set forth on Exhibit O, other than those consents or approvals for the transfer of the Gainesville, Virginia purchase orders described on Exhibit A of the First Amendment, shall have been obtained and must be in full force and effect."

       2.07  Section 6.02. The first sentence of Section 6.02 is hereby amended and superseded in all respects by the provisions of this First Amendment. As amended and restated, the first sentence of Section 6.02 reads in its entirety:

"Unless extended by the Parties by mutual agreement, the Closing will occur and be effective as of 11:59 p.m. (Eastern Daylight Time) on the date that is five (5) Business Days following satisfaction of all of the conditions referred to in Section 5.01 and Section 5.02 (the "Closing Date"), but in no event whatsoever later than September 30, 2003 (the "Drop Dead Date")."

       2.08  Section 6.03(a)(ii). Section 6.03(a)(ii) is hereby amended and superseded in all respects by the provisions of this First Amendment. As amended and restated, Section 6.03(a)(ii) reads in its entirety:

"if and only to the extent that Seller has obtained such consents or approvals, those consents or approvals, or effective waivers thereof, to or of assignment, of those Persons set forth on Exhibit O, other than those consents or approvals for the transfer of the Gainesville, Virginia purchase orders described on Exhibit A of the First Amendment, have been obtained."

       2.09  To Seller's knowledge, Purchaser is in compliance with the terms and covenants of the Purchase Agreement required to be performed prior to the date hereof. To Purchaser's knowledge, Seller is in compliance with the terms and covenants of the Purchase Agreement required to be performed prior to the date hereof.

2.10 Purchaser accepts the Supplemental Disclosure Package attached hereto as Exhibit B.

       2.11  Purchaser confirms that none of the written disclosures that have been delivered by Seller, Sequa or both to Purchaser subsequent to May 2, 2003 and through August 27, 2003, all as attached hereto as Exhibit C, disclosed facts, conditions or events constituting a "material adverse change" for purposes of the Purchase Agreement, including Section 5.01(f) thereof.

       2.12  Seller and Purchaser confirm to each other that the Closing was not consummated on or prior to August 30, 2003 through no fault of either of the Parties or because of any breach of any provision of the Purchase Agreement by either of the Parties.

2.13 Seller confirms that the transactions contemplated by the Purchase Agreement have been approved by the respective boards of directors of each of Seller and Sequa.

2.14 Purchaser confirms that the transactions contemplated by the Purchase Agreement have been approved by the respective boards of directors or each of Purchaser and GenCorp.

ARTICLE III Miscellaneous

       3.01  Effect of First Amendment. On and after the date hereof, each reference in the Purchase Agreement to "this Agreement," "hereunder," "hereof," "herein" or words of like import referring to the Purchase Agreement, and each reference in the Other Agreements to the "Purchase Agreement," "thereunder," "thereof" or words of like import referring to the Purchase Agreement, shall mean and be a reference to the Purchase Agreement as amended by this First Amendment.

This First Amendment constitutes the entire agreement among the parties pertaining to the subject matter hereof and supersedes all prior and contemporaneous agreements, understandings, representations or other arrangements, whether express or implied, written or oral, of the parties in connection therewith except to the extent expressly incorporated or specifically referred to herein. In the event of a conflict between the respective provisions of the Purchase Agreement and this First Amendment, the terms of this First Amendment shall control.

Except as specifically amended by the terms of this First Amendment, the terms and conditions of the Purchase Agreement are and shall remain in full force and effect for all purposes.

       3.02  Counterparts. Two original counterparts of this First Amendment are being executed by the parties hereto, and each fully executed counterpart shall be deemed an original without production of the others and will constitute one and the same instrument.

       3.03  Governing Law. This First Amendment will be governed by and construed and interpreted in accordance with the internal substantive laws of the State of New York, applicable to contracts made and to be performed wholly within such state, and without regard to the conflicts of law principles thereof.

[SIGNATURES ON FOLLOWING PAGE]

IN WITNESS WHEREOF, each of the parties hereto has caused this First Amendment to be executed by its duly authorized officers, as of the date first above written.
AEROJET-GENERAL CORPORATION By: /s/ Brian E. Sweeney Name: Brian E. Sweeney Title: Vice President, Legal & Contracts
ATLANTIC RESEARCH CORPORATION By: /s/ Patrick J. Jenkins Name: Patrick J. Jenkins Title: VP - CFO